EXHIBIT 10.8

                              CONSULTING AGREEMENT

         This Consulting Agreement (the "Agreement") is entered into this 26th day of June 2008 by and between Jeffrey Collins ("Consultant") and Alpha Music Mfg. Corp., a Florida Corp. (the "Company").

RECITALS

         WHEREAS, the Company is in need of assistance in the marketing, advertising, promotional, strategic planning support areas; and

         WHEREAS, Consultant has agreed to perform consulting work for the Company in providing marketing, advertising, promotional, strategic planning support and consulting services and other related activities as directed by the Company;

         NOW, THEREFORE, the parties hereby agree as follows:

1. CONSULTANT'S SERVICES. Consultant shall be available and shall provide to the Company professional consulting services in the area of marketing, advertising, promotional, strategic planning support ("Consulting services") as requested.

2. CONSIDERATION.

A. RATE. In consideration for the Consulting Services to be performed by Consultant under this Agreement, the Company will pay Consultant at the rate of $ 1,000 per month for a minimum of forty (40) hours per month on Consulting Services paid from operating capital and not investment capital use of proceeds. Consultant shall submit written, signed reports of the time spent performing Consulting Services, itemizing in reasonable detail the dates on which services were performed, the number of hours spent on such dates and a brief description of the services rendered. The Company shall pay Consultant the monthly rate at the completion of each month served upon receipt of written report. Collins shall receive 600,000 shares of Pop Starz Publishing Corp. common stock ("PSPC") currently representing 10% of PSPC common stock provided, however, that the stock shall be subject to forfeiture on a pro rata basis in the event Collins does not remain consultant by the Company for a period of three (3) years.

         For a period of two years commencing on the 182nd day following execution of this agreement, Collins shall have the right to exchange all of his PSPC shares received per this agreement for 33.333 % of Company conditioned upon the return of all funds received by Company plus interest from PSPC and/or its designees. For a period of two years commencing on the 60th day following execution of this agreement, PSPC may exchange with Collins 33.333 % of its Company shares for return of all Collins PSPC shares without Company being required to return any funds to PSPC. If PSPC exercises its right, it shall also have the right to require Company to spin-out its shares to the PSPC shareholders of record.

3. INDEPENDENT CONTRACTOR. Nothing herein shall be construed to create an employer-employee relationship between the Company and Consultant. Consultant is an independent contractor and not an employee of the Company or any of its subsidiaries or affiliates. The consideration set forth in Section 2 shall be the sole consideration due Consultant for the services rendered hereunder. It is understood that the Company will not withhold any amounts for payment of taxes from the compensation of Consultant hereunder. Consultant will not represent to be or hold herself out as an employee of the Company.

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4. CONFIDENTIALITY. In the course of performing Consulting Services, the parties recognize that Consultant may come in contact with or become familiar with information which the Company or its subsidiaries or affiliates may consider confidential. This information may include, but is not limited to, information pertaining to the Company which information may be of value to a competitor. Consultant agrees to keep all such information confidential and not to discuss or divulge it to anyone other than appropriate Company personnel or their designees.

5. TERM. This Agreement shall commence on July 1st 2008 and shall terminate on June 30th 2009, unless earlier terminated by either party hereto. Either party may terminate this Agreement upon Thirty (30) days prior written notice. The Company may, at its option, renew this Agreement for an additional One (1) year term on the same terms and conditions as set forth herein by giving notice to Consultant of such intent to renew on or before June 15th 2009.

6. NOTICE. Any notice or communication permitted or required by this Agreement shall be deemed effective when personally delivered or deposited, postage prepaid, in the first class mail of the United States properly addressed to the appropriate party at the address set forth below:

                  A. Notices to Consultant:

                     Jeffrey Collins

                     5645 Coral Ridge Drive, #207

                     Coral Springs, FL 33076

                  B. Notices to the Company:

                     Alpha Music Mfg. Corp.

                     1600 NW 65th Ave. Bay "A"

                     Plantation, FL 33313

                     Attention: Linford Ellis, President;

7. MISCELLANEOUS.

7.1 ENTIRE AGREEMENT AND AMENDMENTS. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral. No amendment or extension of the Agreement shall be binding unless in writing and signed by both parties.

7.2 BINDING EFFECT, ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of Consultant and the Company and to the Company's successors and assigns. Nothing in this Agreement shall be construed to permit the assignment by Consultant of any of its rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of the Company.

7.3 GOVERNING LAW, SEVERABILITY. This Agreement shall be governed by the laws of the State of Florida. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision.

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WHEREFORE, the parties have executed this Agreement as of the date first written above.


ALPHA MUSIC MFG. CORP.

By: /s/ Linford Ellis                                    Date:
    -----------------                                          -----------------
    Linford Ellis, President


JEFFREY COLLINS

By: /s/ Jeffrey Collins                                  Date:
    -------------------                                        -----------------
    Jeffrey Collins

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